Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our reports dated March 13, 2012 with respect to the consolidated financial statements and schedule of Ocean Rig UDW Inc. and the effectiveness of internal control over financial reporting of Ocean Rig UDW Inc. included in Ocean Rig UDW Inc.’s Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Securities and Exchange Commission and incorporated by reference in the Prospectus included in Ocean Rig UDW Inc.’s Registration Statement on Form F-1 (File No. 333-180241). We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Ernst & Young

Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

April 11, 2012